                  AMERICAN EXPRESS CREDIT CORPORATION
            (a wholly-owned subsidiary of American Express
                Travel Related Services Company, Inc.)


                             EXHIBIT 12.1


     COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                OF AMERICAN EXPRESS CREDIT CORPORATION
                              (millions)


                           Six Months
                              Ended
                             June 30,
                           (Unaudited)              Years Ended December 31,
                           -----------       --------------------------------------------
                         1999      1998      1998      1997      1996      1995      1994
                         ----      ----      ----      ----      ----      ----      ----

Earnings:

Net Income             $  121    $  117    $  237    $  212    $  215    $  197    $  139
Income tax provision       65        63       128       114       115       105        75
Interest expense          547       595     1,190     1,125     1,117     1,054       736
                       ------    ------    ------    ------    ------    ------    ------
Total earnings         $  733    $  775    $1,555    $1,451    $1,447    $1,356    $  950
                       ======    ======    ======    ======    ======    ======    ======

Fixed charges -
   interest expense    $  547    $  595    $1,190    $1,125    $1,117    $1,054    $  736
                       ======    ======    ======    ======    ======    ======    ======

Ratio of earnings
   to fixed charges      1.34      1.30      1.31      1.29      1.30      1.29      1.29


Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.

                  AMERICAN EXPRESS CREDIT CORPORATION
            (a wholly-owned subsidiary of American Express
                Travel Related Services Company, Inc.)

                             EXHIBIT 12.2
     COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                      OF AMERICAN EXPRESS COMPANY
                         (Dollars in millions)

                         Six Months
                           Ended
                          June 30,                    Years Ended December 31,
                           1999       ------------------------------------------------
                        (Unaudited)   1998       1997       1996       1995       1994
                        -----------   ----       ----       ----       ----       ----
Earnings:

  Pretax income from
    continuing operations $1,687    $2,925     $2,750     $2,664     $2,183     $1,891
  Interest expense         1,031     2,224      2,122      2,160      2,343      1,925
  Other adjustments           70       124        127        139         95        103
                          ------    ------     ------     ------     ------     ------
Total earnings (a)        $2,788    $5,273     $4,999     $4,963     $4,621     $3,919
                          ======    ======     ======     ======     ======     ======

Fixed charges:
  Interest expense        $1,031    $2,224     $2,122     $2,160     $2,343     $1,925
  Other adjustments           69       129        129        130        135        142
                          ------    ------     ------     ------     ------     ------
Total fixed charges (b)   $1,100    $2,353     $2,251     $2,290     $2,478     $2,067
                          ======    ======     ======     ======     ======     ======

Ratio of earnings
   to fixed charges (a/b)   2.53      2.24       2.22       2.17       1.86       1.90

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the Company) and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income of American Express Company.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.

On May 31, 1994, the Company completed the spin-off of Lehman Brothers through a dividend to American Express common shareholders. Accordingly, Lehman Brothers' results are reported as a discontinued operation and are excluded from the above computation. In the fourth quarter of 1995, the Company's ownership in First Data Corporation ("FDC") was reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, the Company's investment in FDC is accounted for as Investments - Available for Sale.